Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on Form S-8 (Nos. 333-128048 and 333-166358) of Celanese Corporation of our report dated June 27, 2013, with respect to the financial statements and supplemental schedule of the Celanese Americas Retirement Savings Plan, which appears in the December 31, 2012 annual report on Form 11-K.

/s/ Whitley Penn LLP

Dallas, Texas
June 27, 2013